Exhibit (11.2)

THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES
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CALCULATION OF FULLY DILUTED NET EARNINGS PER COMMON AND COMMON
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EQUIVALENT SHARE (1)
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(All amounts in thousands, except per share amounts)


                                                       First Quarter Ended
                                                      ---------------------
                                                      April 3,      April 4,
                                                        1994          1993
                                                      -------       -------
NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES                                    $27,616       $25,597
                                                      =======       =======
AVERAGE NUMBER OF SHARES OUTSTANDING ON A
 FULLY DILUTED BASIS:
  Shares used in calculating primary earnings
   per share                                           59,846        59,378

  Additional dilutive effect of stock options after
   application of treasury stock method                                  83
                                                      -------       -------
AVERAGE NUMBER OF SHARES OUTSTANDING ON A
 FULLY DILUTED BASIS                                   59,846        59,461
                                                      =======       =======
FULLY DILUTED NET EARNINGS PER COMMON AND
 COMMON EQUIVALENT SHARE                                 $.46          $.43
                                                         ====          ====

(1) This calculation is submitted in accordance with 17 CFR 229.601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.

































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